SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549-1004

                               FORM 8-K

                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) March 9, 1998
                                                     -----------------

                      Commission File Number 33-43508
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                      NORTH ATLANTIC ENERGY CORPORATION
                      ---------------------------------
           (Exact name of registrant as specified in its charter)


               NEW HAMPSHIRE                      06-1339460
               -------------                      ----------

     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


      1000 ELM STREET, MANCHESTER, NEW HAMPSHIRE         03105
     ------------------------------------------------------------------
       (Address of principal executive officers)      (Zip Code)


                             (603) 669-4000
                             --------------
           (Registrant's telephone number, including area code)

                             Not Applicable
                             --------------
     (Former name or former address, if changed since last report)

Item 5. Other Events

1. Electric Utility Restructuring - New Hampshire

     a.  Regulatory Proceedings

     On March 20, 1998, the New Hampshire Public Utilities Commission (NHPUC) issued an order on rehearing (Rehearing Order) of its February 28, 1997 orders on restructuring the electric industry in New Hampshire (1997 Orders).

     The Rehearing Order states that Public Service Company of New Hampshire
(PSNH), a wholly owned subsidiary of Northeast Utilities (NU), has demonstrated that severe financial harm would be caused by the 1997 Orders' regional average ratemaking methodology. Thus, the NHPUC stated that PSNH's interim stranded cost distribution charges will be determined in an order to be issued in the future using a cost-based method to allow PSNH to continue to use accounting treatment under Statement of Financial Accounting Standards No. 71.

     The Rehearing Order also made the following significant changes to the 1997 Orders:

     (i) it removed the prohibition on energy supply affiliates of distribution companies doing business within the distribution company's service territory, and provided that such affiliates may now use corporate tradenames, logos and trademarks; and, affiliated energy suppliers and distribution companies will be subject to standards of conduct that will initially be based upon California's standards;

     (ii) it permits transition service to be offered by the distribution company to residential customers for at least one year; this service will be obtained via a bidding process; and, standard offer service priced below market that may restrict competition is disfavored;

     (iii) conservation and load management programs will continue to be provided by distribution companies for the near term; and

     (iv) transmission owning utilities will not be ordered to file retail transmission tariffs involuntarily with the Federal Energy Regulatory Commission (FERC); instead, the pro forma open access tariffs on file with FERC will be the basis of retail transmission service, and the NHPUC will seek waivers from FERC of any terms and conditions deemed inapplicable to retail users.

     PSNH and NU obtained a stay of the 1997 Orders in a federal lawsuit discussed more fully below on various grounds, including certain issues that are not addressed by the Rehearing Order.

     Compliance filings are required for all franchised utilities operating in New Hampshire except PSNH by May 1, 1998 in order to meet the statutory deadline for competition of July 1, 1998. PSNH will not be required to make a compliance filing on May 1 under the terms of the temporary restraining order issued by the federal court referred to above. Parties have 30 days from the date of the Rehearing Order to file an appeal petition with the New Hampshire Supreme Court. Specific changes concerning interim stranded cost levels for PSNH are not expected to be determined until after a decision is issued in the New Hampshire Supreme Court proceeding, discussed below.

     b.  Court Proceedings

     On March 9, 1998, the U.S. Court of Appeals for the First Circuit denied requests for rehearing of its February 3, 1998 decision, which upheld the U.S. District Court's earlier ruling excluding certain intervenors from NU's and PSNH's lawsuit challenging the NHPUC's 1997 Orders. The case has been remanded to the District Court for further proceedings.

     On April 1, 1998, the New Hampshire Supreme Court held a pre-hearing conference and issued an order discussing the NHPUC's transfer of two questions for the Supreme Court's determination. The two questions concern the rate agreement between NU, PSNH and the state of New Hampshire entered into in 1989 in connection with NU's reorganization plan to resolve PSNH's bankruptcy (Rate Agreement). During the course of the pre-hearing conference, the parties, including PSNH, agreed that the questions that had previously been presented would be amended to read as follows: (1) does PSNH have any rights under the Rate Agreement and/or New Hampshire RSA chapter 362, which must be recognized by the NHPUC in establishing stranded cost charges under New Hampshire RSA chapter 374-F, and (2) if the answer to question #1 is "yes," may the NHPUC establish stranded cost charges providing for less than full recovery of the assets referred to in the Rate Agreement? Based on the procedural schedule, a decision in this proceeding could be issued in June 1998.

     For more information regarding these matters, see "Item 1.
Business--Electric Utility Restructuring" and "--Rates" in NU's 1997 Form
10-K.


2.   New Hampshire Retail Rates

     On March 13, 1998, PSNH filed testimony and exhibits seeking a 3.7 percent net increase in rates in the June-December 1998 period in connection with its comprehensive fuel and purchased power adjustment clause proceedings. Hearings are scheduled for mid-May.

     For more information regarding this matter, see "Item 1.
Business--Rates--New Hampshire Retail Rates" in NU's 1997 Form 10-K.


                                SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                          NORTH ATLANTIC ENERGY CORPORATION
                          ---------------------------------
                                     Registrant




Date  April 6, 1998         By  /s/John B. Keane
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                                   John B. Keane
                                   Vice President and Treasurer